eMagin                                                           Company Release





eMagin Announces Completion of $2.5 Million Private Placement


Hopewell Junction, NY--March 19, 2002 -- eMagin Corporation (AMEX: EMA) today announced the completion and receipt of approximately $2.5 million private placement of common stock with several institutional and individual investors.

The financing consisted of approximately 3.6 million shares of eMagin common stock and warrants to purchase up to approximately 1.4 million additional shares. The common stock investment was completed at 110% of the prior 5-day average market price on the determination date of February 27, 2002, which was $0.6913 per share of common stock. Warrants were issued at 12O% of the above market price, or $0.7542 per share. The three-year warrants provided these investors with the future right to purchase 0.4 shares of eMagin common stock for every share of Common stock purchased in this transaction.

Commenting on this financing transaction, Gary Jones, president and chief executive officer, stated, "This investment and investment commitment enables us to continue to move our manufacturing ramp forward and generate increased cash flow from sales in the near term. We will carefully control expenditures as we begin to fulfill order backlogs and increasing rate of sales. We plan to increase our supply inventories and add staff, mostly to increase off-shift production. The high level of automation of our microdisplay production equipment should permit large production gains from relatively small staffing increases."

The company stated that it expects to use the net proceeds of the offering for working capital and general corporate purposes, and to help execute manufacturing goals for production of both consumer and military products. Further details on the terms will be available in the Company's forthcoming form 8-K to be filed with the Securities and Exchange Commission.



About eMagin Corporation
eMagin Corporation (AMEX:EMA) designs, develops, and markets virtual imaging system-on-a-chip solutions to enable the visual display of information, data, video, and games through a wide variety of mobile electronic devices and the next-generation of interactive virtual reality systems. The world leader in organic light emitting diode (OLED)-on-silicon technology, eMagin combines integrated circuits, microdisplays, and optics to create a virtual image similar to the real image of a computer monitor or large screen TV. eMagin invented the award-winning SVGA+ and SVGA-3D OLED microdisplays, the worlds' first and only single-chip color video OLED microdisplay and embedded controller for advanced virtual imaging. eMagin's microdisplay systems are expected to enable new mass markets for wearable personal computers, wireless Internet appliances, portable DVD-viewers, digital cameras, and other emerging applications for consumer, industrial, and military applications. OLED microdisplays demonstrate performance characteristics important to military and other demanding commercial and industrial applications including low power consumption, high brightness and resolution, wide dimming range, wider temperature operating ranges, shock and vibration resistance, and insensitivity to high G-forces. eMagin's intellectual property portfolio of more than 100 patents issued or filed is leveraged by key OLED technology licensed from Eastman Kodak. eMagin's corporate headquarters and microdisplay operations are co-located with IBM on its campus in East Fishkill, N.Y. Optics and system design facilities are located at its wholly owned subsidiary, Virtual Vision, Inc., in Redmond, WA. Additional information is available at www.emagin.com.


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Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.


Contacts:

Edward Flynn, 845-892-1900, eflynn@emagin.com
Susan Jones, 845-892-1900, sjones@emagin.com



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